Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-140061

Dated May 18, 2007

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
Karen Chin
609-720-4398

TYCO FILES UPDATED FORM 10 AND S-1 DOCUMENTS
WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

PEMBROKE, Bermuda — May 18, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) announced today that it has filed updated Form 10 and S-1 documents with the U.S. Securities and Exchange Commission (SEC) related to its separation into three independent, publicly-traded companies.  The amended filings incorporate the latest round of comments from the SEC, updated financial results for the period ended March 30, 2007 and Tyco’s announcement on May 15, 2007 of an agreement to settle certain securities class action cases involving Tyco stock and the conduct of former management of the company.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

#  #  #

Tyco Electronics Ltd. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Tyco Electronics has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-609-720-4333.